UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

Bow River Capital Evergreen Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear [XX Shareholder XX]:

The Bow River Capital Evergreen Fund (the “Fund”) has some exciting news to share.  As disclosed in the attached proxy statement (the “Proxy Statement”), Bow River Advisers, LLC (“Bow River Advisers”) has entered into a Sale and Purchase Agreement dated as of November 6, 2023 (the “Agreement”) with New York Life Investment Management Holdings LLC (“NYLIM,” together with its investment management affiliates, “New York Life Investments”).  Under the terms of this Agreement, New York Life Investments will be acquiring a minority stake in Bow River Advisers, the majority-owned subsidiary of Bow River Asset Management, LLC, that manages the Fund (the “Investment Transaction”).

It is important to note that as a result of the Investment Transaction, the investment team, strategy and day-to-day operations of the Fund remain unchanged.

However, we believe that the partnership between Bow River Advisers and New York Life Investments will benefit shareholders by combining Bow River Advisers’ expertise in portfolio management and private markets investing with New York Life Investment’s strengths, including distribution, client service, long-term orientation and capital growth.  New York Life Investments is one of the largest institutional investors globally, and we believe this strategic investment has the potential to bolster the investment strategy and operational infrastructure of the Fund going forward.

ACTION REQUIRED!

While there are no changes to the Fund’s investment team, strategy and day-to-day operations, the Investment Transaction will result in the termination of the existing investment management agreement and existing investment consultant agreement (the “existing agreements”). As a result, shareholders of the Fund will be asked to approve a new investment management agreement and a new investment consultant agreement to replace the existing agreements.   Below you will find information on how to vote your shares – every shareholder vote is important regardless of the number of shares you own.

Shareholders have the option to vote electronically, by telephone, mail or in-person at a special meeting on December 22nd, 2023 at the offices of Faegre Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103-6996 at 2:00 p.m. Eastern Time (the “Special Meeting”).  Voting electronically or by phone only takes a couple of minutes and every vote is important.  If many Shareholders choose not to vote, the Fund might not receive enough votes to reach a quorum to hold the Special Meeting.  If it appears that there will not be a quorum, the Fund would have to send additional mailings or otherwise solicit shareholders to try to obtain more votes.

To view and print the Fund’s Proxy Statement, please go to the website: www.proxy-direct.com. Shareholders may also obtain a free copy of the Proxy Statement, and any additional and related materials, (when they are available) on the SEC’s website at www.sec.gov.

If you would like to receive a printed copy of the materials, need assistance with voting your ballot or have any comments, please click here or go to the website: www.proxy-direct.com/edelivery for assistance. Please do not reply to this email.

Vote Your Shares

To vote your Fund shares via the Internet, click on the link(s) below to access your card and your control number and the security code will be pre-populated. If multiple control numbers and security codes appear, you should vote each individually for your vote to be captured on all accounts.

Fund: Bow River Capital Evergreen Fund

Control Number: [99999999999999]
Security Code: [99999999]
Click Here to Vote

Or you can also go to the website: www.proxy-direct.com and manually enter your control number(s) and security code(s) exactly as it appears.

Thank you for consenting to receive your proxy materials over the Internet.
Computershare Fund Services, Independent Tabulator for the Fund.

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Please visit the following website to read the Computershare legal notice: http://www.computershare.com/disclaimer/americas/en

Veuillez visiter le site Web suivant afin de prendre connaissance de l'avis juridique de Computershare: http://www.computershare.com/disclaimer/americas/fr

Please feel free to call (303) 861-8466 with any questions you have about the New York Life Investments partnership or if you have questions about how to vote your shares.  I have also attached a Frequently Asked Questions Guide that will accompany the proxy card.

As always, please feel free to reach out to me with any questions.

Thank you for your support of the Fund!

Jeremy Held

President

Bow River Capital Evergreen Fund